As filed with the Securities Exchange Commission on January 25, 2011
Registration No: 333-45617
Registration No: 333-128474

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-45617
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-128474
UNDER THE SECURITIES ACT OF 1933
Rock of Ages Corporation

(Exact name of registrant as specified in its charter)

Vermont	03-0153200

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
560 Graniteville Road
Graniteville, Vermont 05654

(Address of Principal Executive Offices) (Zip Code)
Rock of Ages Corporation Amended and Restated 1994 Stock Plan
Rock of Ages Corporation 2005 Stock Plan

(Full title of the plans)
Robert L. Pope
Chief Executive Officer
Rock of Ages Corp.
c/o Swenson Granite Company LLC
369 North State Street
Concord, NH 03301

(Name and address of agent for service)
(603) 225-2783

(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Rock of Ages Corporation (the “Company”) (together, the “Registration Statements”):
     Registration No. 333-45617, pertaining to the registration of 1,500,000 shares of Class A common stock, no par value (the “Class A Common Stock”), and 862,500 shares of Class B common stock, no par value (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), which was filed with the Securities Exchange Commission (the “SEC”) and became effective on February 5, 1998; and
     Registration No. 333-128474, pertaining to the registration of 550,000 shares of Class A Common Stock, which was filed with the SEC and became effective on September 21, 2005.
     Each of the Registration Statements was amended on May 18, 2010 as a result of the Company’s reincorporation in the State of Vermont from the State of Delaware.
     On October 18, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Swenson Granite Company LLC (“Parent”), a Delaware limited liability company, and Granite Acquisition, LLC, a Vermont limited liability company wholly owned by Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on January 19, 2011 as a result of the filing of Articles of Merger with the Secretary of State of Vermont.
     The offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities which remain unsold at the termination of the respective offerings, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.
     As no securities are being registered herein, the sole purpose being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Graniteville, State of Vermont, on January 25, 2011.

ROCK OF AGES CORPORATION
By:	/s/ Robert L. Pope
	Name:	Robert L. Pope
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date

Chief Executive Officer (Principal Executive
/s/ Robert L. Pope Robert L. Pope	Officer) and Director	January 25, 2011

Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial Officer and
/s/ Laura A. Plude Laura A. Plude	Principal Accounting Officer)	January 25, 2011

/s/ Kurt M. Swenson Kurt M. Swenson	Director	January 25, 2011

/s/ Kevin C. Swenson Kevin C. Swenson	Director	January 25, 2011